UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    August 13, 2007

CITY CAPITAL CORPORATION
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

33-5902	22-2774460
(Commission File Number)	(IRS Employer Identification No.)

256 Seaboard Lane, Building E#101 Franklin, TN (Address of principal executive offices)	37067 (Zip Code)

Registrant’s telephone number, including area code    (615) 503 9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On August 13, 2007 the registrant entered into a several agreements wherein in it assigned its obligations under eighteen promissory notes to the Lucian Group, a New York corporation. The promissory notes have an aggregate principal amount of $4,377,700 and assignment is subject to the consent of the promissory note holders. Consenting Promissory Note Holders will be issued shares of common stock in the registrant at the rate of one share for each dollar of principal assigned, a total of 4,377,000 shares. In consideration of the assumption of the Promissory Note liabilities, the registrant will assign and transfer to the Lucian Group, its 100% ownership interests in three limited liability companies. The limited liability companies are: ECC Vine Street Real Estate Acquisitions, LLC, a Missouri limited liability company; City Capital Rehabilitation, LLC, a Missouri limited liability company; and The Hough Initiative, LLC, an Ohio limited liability company. The registrant will also issue 15,000,000 shares of its common stock to the Lucian Group upon closing of the agreements. Closing is subject to the consent to the assumptions by all of the Promissory Note Holders.

Purpose and effect of the transactions is to reduce the registrant’s liabilities by approximately $4,400,000. The 19,400,000 shares to be issued upon closing is equal to 75% of the currently outstanding shares and will represent 43% of the outstanding after closing. Lucian Group will own 33% of the outstanding common stock after the transaction. There are no plans or arrangements with Lucian Group which would result in a change in the current board of directors of the registrant and no such plans or arrangements are anticipated.

There was no material relationship between the registrant or its affiliates and the Lucian Group, other than in respect of the material definitive agreements entered into.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CITY CAPITAL CORPORATION (Registrant) Dated: August 15, 2007 /s/ Ephren Taylor Ephren Taylor, Chief Executive Officer